Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Monday, May 5, 2025

MEDIA:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Caroline Sardella (918) 230-9992

Williams Announces Executive Management Changes

•	President and CEO Alan Armstrong to become Executive Chairman, effective July 1, 2025

•	Executive Vice President Chad Zamarin named President and CEO, effective July 1, 2025

TULSA, Okla. – Williams (NYSE: WMB) today announced that effective July 1, 2025, President and CEO Alan Armstrong will become executive chairman of the Williams Board of Directors and Chad Zamarin, currently executive vice president of Corporate Strategic Development, will succeed him as president and CEO and will join the Williams board. Stephen Bergstrom, current chairman of the board, will transition to lead independent director.

Bergstrom expressed the board’s support for this transition, stating, “Alan’s remarkable leadership and commitment to the mission, vision and values of Williams has been fundamental to the company’s success. On behalf of the board of directors and the entire company, we extend our heartfelt appreciation to Alan for his exceptional leadership as president and CEO for the past 14 years and for his dedication to Williams during his nearly four decades of service. This transition is the result of a thoughtfully planned, multi-year succession process, and the board and I are confident that Chad will continue to guide Williams to success in the evolving energy landscape.”

Armstrong began with Williams as an engineer nearly 40 years ago and has served the company with extraordinary dedication. Under his leadership, Williams achieved significant milestones, including remarkable growth and success. Notably, Armstrong honed the company’s natural gas focused strategy, with an emphasis on expanding Williams’ natural gas transmission, storage, gathering and processing infrastructure. Armstrong has been a strong advocate and leading voice for the natural gas industry, currently serving as chair of the National Petroleum Council and as a founding member of Natural Allies for a Clean Energy Future.

“As I look at where the company is today, Williams is excelling on all fronts thanks to a strong and energized organization that is very passionate and dedicated to our strategy and to doing the right thing. I have seen first-hand what this company can accomplish and overcome, and I am confident our best chapters are still ahead as demand for natural gas continues to accelerate and the value of our critical energy infrastructure is realized,” said Armstrong. “Since joining Williams, Chad and I have worked together closely, and he has successfully built on our strong natural gas focused strategy, while advocating for Williams and for the role of natural gas in our clean energy future. He is the right next leader for Williams at this point in our company’s history, and I know he will take the company forward with pride and commitment to our values.”

Zamarin’s experience in the energy industry, coupled with his deep understanding of and commitment to Williams’ strategic direction, complement his appointment to this new role. Since joining Williams in 2017, he has led the company’s expansion by guiding the corporate strategy process, delivering strategic acquisitions and providing commercial leadership across the company’s various businesses, geographies and customers. Under his leadership, the New Energy Ventures team has led the industry with innovative energy solutions, and its Power Innovation group is delivering speed-to-market solutions for growing data center demand.

“I am humbled to take on this new role as Williams’ president and CEO,” said Zamarin. “The story of Williams is that of one of the greatest American companies. Our company’s more than one-hundred-year track record of tackling some of the most complex infrastructure challenges is inspiring, and I look forward to building on that foundation. Alan has been an amazing mentor, leader and thought partner, and I’m grateful for the trust that he and the Williams Board of Directors have placed in me to carry Williams’ vision forward.”

About Alan Armstrong

Armstrong became President and Chief Executive Officer of Williams in January 2011. During his tenure, Williams has expanded its reach, currently handling one-third of all U.S. natural gas volumes, through gathering, processing, transportation and storage services. Prior to being named CEO, Armstrong led the company’s North American midstream and olefins businesses through a period of growth and expansion as Senior Vice President – Midstream. Previously, Armstrong served as Vice President of Gathering and Processing from 1999 to 2002; Vice President of Commercial Development from 1998 to 1999; Vice President of Retail Energy Services from 1997 to 1998 and Director of Commercial Operations for the company’s midstream business in the Gulf Coast region from 1995 to 1997. He joined Williams in 1986 as an engineer. Armstrong graduated from the University of Oklahoma in 1985 with a bachelor’s degree in civil engineering.

About Chad Zamarin

Zamarin has served as Williams’ Executive Vice President of Corporate Strategic Development since 2023, responsible for leading the company’s strategy, business development and project analysis efforts, as well as providing oversight for Williams’ communications, upstream joint ventures, commodity marketing and New Energy Ventures activities. He joined Williams in 2017 as senior vice president of Corporate Strategic Development. Prior to joining Williams, Zamarin served as Senior Vice President and President, Pipeline and Midstream at Cheniere Energy, Inc. He also served in various executive roles at NiSource/Columbia Pipeline Group, including Chief Operating Officer at NiSource Midstream, LLC and NiSource Energy Ventures, LLC, as well as President of Pennant Midstream, LLC. He graduated with a bachelor’s degree in materials engineering from Purdue University and holds a Master of Business Administration from the University of Houston.

About Williams

Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably, and responsibly meeting growing energy demand. We use our 33,000-mile pipeline infrastructure to move a third of the nation’s natural gas to where it’s needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future – by powering the global economy while delivering immediate emissions reductions within our natural gas network and investing in new energy technologies. Learn more at www.williams.com.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Williams believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in Williams’ annual and quarterly reports filed with the SEC.

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